Exhibit 21.1

Subsidiaries of Global Clean Energy Holdings, Inc.

Sustainable Oils, Inc., a Delaware corporation

GCE Holdings Acquisitions, LLC, a Delaware limited liability company

GCE Operating Company, LLC, a Delaware limited liability company

Bakersfield Renewable Fuels, LLC, a Delaware limited liability company

BKRF HCP, LLC, a Delaware limited liability company

BKRF HCB, LLC, a Delaware limited liability company

BKRF OCP, LLC, a Delaware limited liability company

BKRF OCB, LLC, a Delaware limited liability company

Rosedale Finance Co, LLC, a Delaware limited liability company

Agribody Technologies, Inc., a Delaware corporation

Camelina Company España, S.L.U., a company formed under the laws of Spain

GCEH Ventures, LLC, a Delaware limited liability company

GCEH International Development, LLC, a Delaware limited liability company